The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Amendment No. 1 to Preliminary Pricing Supplement dated February 1, 2008

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 508 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated , 2008
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

 Buffered PLUS due April  , 2010
Based on the Value of the Baltic Dry Index
Buffered Performance Leveraged Upside SecuritiesSM
(“Buffered PLUSSM”)

Unlike ordinary debt securities, the Buffered PLUS do not pay interest and only guarantee the return of 20% of principal at maturity.  At maturity you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the closing value of the Baltic Dry Index, which we refer to as the index, at maturity.
•	The stated principal amount and issue price of each Buffered PLUS is $1,000.
•	We will not pay interest on the Buffered PLUS.
º
If the final average index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal $1,000 times the index percentage increase times 180% to 200%, which we refer to as the upside leverage factor.  The actual upside leverage factor will be determined on the day we price the Buffered PLUS for initial sale to the public, which we refer to as the pricing date.

º	There will be no maximum payment at maturity on the Buffered PLUS.
º
If the final average index value is less than or equal to the initial basket value but greater than or equal to 80% of the initial index value, meaning the index has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive your $1,000 stated principal amount at maturity.

º
If the final average index value is less than 80% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 20% from its initial value, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to (i) $1,000 times (ii) the index performance factor plus (iii) $200, which will be an amount less than, and possibly significantly less than, the $1,000 stated principal amount of the Buffered PLUS.  However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

º	The index percent increase will be equal to (i) the final average index value minus the initial index value divided by (ii) the initial index value.
º	The index performance factor will be equal to (i) the final average index value divided by (ii) the initial index value.
º	The initial index value will be the official settlement price of the index on the pricing date.
º
The final average index value will equal the arithmetic average of the official settlement price of the index on each index business day during the period from and including January 1, 2010 through and including March 31, 2010 on which there is no market disruption event, which we refer to as the determination dates, as determined on the final determination date.

º	The maturity date of the Buffered PLUS is subject to acceleration in the event the index is discontinued.
•	Investing in the Buffered PLUS is not equivalent to investing in the index.
•	The Buffered PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Buffered PLUS is 6174463G2.
You should read the more detailed description of the Buffered PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Buffered PLUS.”
The Buffered PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100% PER BUFFERED PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	100%	%	%
Total	$	$	$

(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Buffered PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Buffered PLUS, see the section of this pricing supplement called “Description of Buffered PLUS–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered PLUSSM we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Buffered PLUS at maturity is based on the value of the Baltic Dry Index, which we refer to as the index, at maturity.

Each Buffered PLUS costs $1,000
We, Morgan Stanley, are offering Buffered Performance Leveraged Upside SecuritiesSM due April   , 2010, Based on the Value of the Baltic Dry Index, which we refer to as the Buffered PLUS.  The stated principal amount and issue price of each Buffered PLUS is $1,000.

The original issue price of the Buffered PLUS includes the agent’s commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Buffered PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Buffered PLUS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Buffered PLUS—Use of Proceeds and Hedging.”

The Buffered PLUS do not guarantee return of 100% of the principal, nor do they pay interest
Unlike ordinary debt securities, the Buffered PLUS do not pay interest and do not guarantee the return of 100% of the principal at maturity.  If the final average index value is less than 80% of the initial index value, we will pay to you an amount in cash per Buffered PLUS that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the index below 80% of the initial index value.  The initial index value will be the official settlement price of the index on the day we price the Buffered PLUS for initial sale to the public.  The final average index value is the arithmetic average of the official settlement price of the index on each index business day during the period from and including January 1, 2010 through and including March 31, 2010 on which there is no market disruption event, which we refer to as the determination dates.  See “Description of Buffered PLUS—Determination Dates.”

Payment at maturity based on the index	At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the value of the index, determined as follows:

• If the final average index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

(x) $1,000 + leveraged upside payment

where,

leveraged upside payment	=	$1,000 x upside leverage factor x index percent increase

and where

upside leverage factor will be 180% to 200%. The actual upside leverage factor will be determined on the pricing date.

and

index percent increase	=	final average index value - initial index value
initial index value

•      If the final average index value is less than or equal to the initial index value but greater than or equal to 80% of the initial index value, meaning the index has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive for each Buffered PLUS that you hold the stated principal amount of $1,000 at maturity.

•      If the final average index value is less than 80% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 20%, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000 x the index performance factor + $200

where,
index performance factor	=	final average index value
initial index value

Because the index performance factor will be less than 80%, this payment will be less than to $1,000. However, under no circumstances will the payment at maturity be less than $200.

On PS-6, we have provided a graph titled “Hypothetical Payouts on the Buffered PLUS at Maturity,” which illustrates the performance of the Buffered PLUS at maturity over a range of hypothetical percentage changes in the index.  The graph does not show every situation that may occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of Buffered PLUS—Historical Information.”

Investing in the Buffered PLUS is not equivalent to investing in the index or its component commodity contracts.

The Buffered PLUS may be accelerated under certain circumstances
If the Baltic Exchange permanently discontinues publication of the index, or fails to publish the level of the index for ten consecutive business days, and the index is not replaced by a successor index, the Buffered PLUS will be deemed accelerated to the third business day (“the acceleration date”) following the day the index was discontinued or on such tenth day of non-publication, as applicable, and the payment made  to you on the acceleration date will be determined by the calculation agent in its sole discretion based on the fair market value of the Buffered PLUS on the day the index is discontinued or deemed to be discontinued, as applicable, less the reasonable costs incurred by Morgan Stanley or any of its affiliates in unwinding any related hedging arrangements.  See “Description of Buffered PLUS—Discontinuance of the Index; Alteration of Method of Calculation.”

You may revoke your offer to purchase the Buffered PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Buffered PLUS.  You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance.  In the event of any material changes to the terms of the Buffered PLUS, we will notify you.

MSCG will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., or its successors, which we refer to as MSCG, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCG will determine the initial index value, the final average index value, the index percent increase or the index performance factor, and the payment to you at maturity.

Where you can find more information on the Buffered PLUS
The Buffered PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the Buffered PLUS, you should read the “Description of Buffered PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in Buffered PLUS in the section called “Risk Factors.”  The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Buffered PLUS—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Buffered PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS AT MATURITY

For each Buffered PLUS, the following graph illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the index.  The PLUS Zone illustrates the leveraging effect of the upside leverage factor while the Buffer Zone illustrates the buffer effect in the event of a decline in the value of the index.  The graph is based on the following terms:

•	Stated Principal Amount per Buffered PLUS: $1,000

•	Hypothetical Upside Leverage Factor: 190%

•	Buffer Amount: 20%

Where the final average index value is greater than the initial index value, the payment at maturity on the Buffered PLUS reflected in the graph below is greater than the $1,000 stated principal amount per Buffered PLUS.  Where the final average index value is less than or equal to the initial index value but greater than or equal to 80% of the initial index value, the payment at maturity on the Buffered PLUS reflected in the graph below is the $1,000 stated principal amount per Buffered PLUS.  Where the final average index value is less than 80% of the initial index value, the payment at maturity on the Buffered PLUS reflected in the graph below is less than the $1,000 stated principal amount per Buffered PLUS.

RISK FACTORS

The Buffered PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest and only guarantee the return of 20% of principal at maturity.  This section describes the most significant risks relating to the Buffered PLUS.  You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

Buffered PLUS do not pay interest or guarantee return of 100% of your principal
The terms of the Buffered PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Buffered PLUS and will provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS.  At maturity you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the final average index value.  If the final average index value is less than 80% of the initial index value, meaning the index has declined in value from its initial value by more than the 20% buffer amount, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the index below 80% of its initial value.  See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS–6.

Adjustments to the index could adversely affect the value of the Buffered PLUS
The Baltic Exchange is responsible for calculating, maintaining and publishing the index.  The Baltic Exchange may make methodological changes in the index that could directly or indirectly affect the value of the index.  These actions could adversely affect the value of the Buffered PLUS.  In addition, the Baltic Exchange may discontinue or suspend publication of the index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The Buffered PLUS may be accelerated under certain circumstances
If the Baltic Exchange permanently discontinues publication of the index, or fails to publish the level of the index for ten consecutive business days, and the index is not replaced by a successor index, the Buffered PLUS will be deemed accelerated to the third business day (“the acceleration date”) following the day the index was discontinued or such tenth day of non-publication, as applicable, and the payment made to you on the acceleration date will be determined by the calculation agent in its sole discretion based on the fair market value of the Buffered PLUS on the day the index is discontinued or deemed to be discontinued, as applicable, less the reasonable costs incurred by Morgan Stanley or any of its affiliates in unwinding any related hedging arrangements.  See “Description of Buffered PLUS—Discontinuance of the Index; Alteration of Method of Calculation.”  In the event the index is discontinued or deemed to be discontinued and the index is not replaced by a successor index, the term of the Buffered PLUS will be shorter, and may be significantly shorter, than would have been the case if publication of the index had continued, and the amount paid upon such acceleration will be determined on a single day and not over an averaging period.  In addition, the fair market value of the Buffered PLUS on the day the index is discontinued or deemed to be discontinued used to calculate the payment due upon acceleration in these circumstances may be less than the fair market value of the Buffered PLUS immediately preceding such date due to a variety of factors, including the fact that the index will have ceased to exist when the Buffered PLUS is valued.  As a result, the payment at maturity may be less, and may be significantly less, than the amount that would have been payable to you had the index continued to be published.

The Buffered PLUS will not be listed
The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. currently intends to act as a market maker for the Buffered PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered PLUS.

Market price of the Buffered PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

•      the value of the index at any time,

• the volatility (frequency and magnitude of changes in value) of the index,

• trends of supply and demand related to the dry cargo freight market, including fleet supply, commodity demand, seasonal pressures and fuel prices,

• interest and yield rates in the market,

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the dry cargo freight market and that may affect the final average index value,

• the time remaining until the Buffered PLUS mature, and

• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your Buffered PLUS prior to maturity.  For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance.  The final average index value may be less than 80% of its initial value so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the index below 80% of its initial value. In addition, there can be no assurance that the final average index value will be greater than the initial index value so that you will receive at maturity an amount in excess of the $1,000 stated principal amount for each Buffered PLUS you hold.

Not equivalent to investing in the index	Investing in the Buffered PLUS is not equivalent to investing in the index.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging our obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Several factors have had and may in the future have an effect on the value of the index
Investments, such as the Buffered PLUS, linked to the dry cargo freight market are considered speculative and the value of the index may fluctuate significantly over short periods for a variety of factors, including: changes in the dry cargo freight market; changes in supply and demand relationships; changes in the global economy; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; and changes in interest rates.  These factors may affect the settlement price and of your Buffered PLUS in varying and potentially inconsistent ways.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.
As calculation agent, MSCG will determine the initial index value and the final average index value, and calculate the amount of cash you will receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the calculation of any index value in the event of the unavailability, modification or discontinuance of the index, may affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Buffered PLUS—Discontinuance of the Index; Alteration of Method of Calculation.”

The original issue price of the Buffered PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Buffered PLUS.  The subsidiaries through which we hedge our obligations under the Buffered PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS
MS & Co. and other affiliates of ours expect to carry out hedging activities related to the Buffered PLUS, including trading in options on the index.  MS & Co. and some of our other subsidiaries also trade in financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the value of the index on the pricing date and, accordingly, increase the value at which the index must close before you would receive at maturity, an amount in cash worth as much as or more than the stated principal amount of the Buffered PLUS.

Although the U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the Buffered PLUS.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly on a retroactive basis. Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and Non-U.S. investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BUFFERED PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Buffered PLUS” refers to each $1,000 stated principal amount of our Buffered PLUS due April   , 2010, Based on the Value of the Baltic Dry Index (the “Index”).  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	February , 2008

Maturity Date	February , 2010
Pricing Date	February , 2008
Issue Price	100% ($1,000 per Buffered PLUS)
Stated Principal Amount	$1,000 per Buffered PLUS
Denominations	$1,000 and integral multiples thereof
CUSIP Number	6174463G2
Interest Rate	None
Specified Currency	U.S. dollars
Payment at Maturity
At maturity, upon delivery of the Buffered PLUS to the Trustee, we will pay with respect to the $1,000 stated principal amount of each Buffered PLUS an amount in cash equal to (i) if the Index Percentage Increase is positive, the Leveraged Upside Payment, (ii) if the Index Performance Factor is less than or equal to 100% but greater than or equal to 80%, the Stated Principal Amount of $1,000 or (iii) if the Index Performance Factor is less than 80%, $1,000 times the Index Performance Factor plus $200.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 stated principal amount of each Buffered PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	The product of (i) $1,000 and (ii) the Upside Leverage Factor and (iii) the Index Percent Increase.
Upside Leverage Factor	180% to 200%. The actual Upside Leverage Factor will be determined on the Pricing Date.
Maximum Payment at Maturity	None

Index Percent Increase	A fraction, the numerator of which is the Final Average Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value.
Index Performance Factor	A fraction, the numerator of which is the Final Average Index Value and the denominator of which is the Initial Index Value.
Initial Index Value	, the Index Value on the Pricing Date.

If the Initial Index Value as finally determined by the Index Publisher differs from any Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Average Index Value	The arithmetic average of the Index Values on the each of the Determination Dates, as determined by the Calculation Agent on the final Determination Date.
Index Value
The Index Value on any Index Business Day will equal the official settlement price of the Index published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation.”)

Determination Dates	Each Index Business Day during the period from and including January 1, 2010 through and including March 31, 2010 on which there is no Market Disruption Event.
Index Business Day	Any day on which the official settlement price of the Index is scheduled to be published.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Market Disruption Event	Market Disruption Event means, with respect to the Index, any of a Price Source Disruption, Material Change in Formula or Material Change in Content.
Price Source Disruption
Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Value (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Value (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Index.

Material Change in Formula	Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Value.
Material Change in Content	Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Index.

Discontinuance of the Index;
Alteration of Method of Calculation
If the Baltic Exchange discontinues publication of the Index and the Baltic Exchange or another entity (including MS & Co.) publishes a successor or substitute Index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of such Buffered PLUS, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Buffered PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Baltic Exchange permanently discontinues publication of the Index, or fails to publish the level of the Index for ten consecutive Business Days, and the Index is not replaced by a Successor Index, the Buffered PLUS will be deemed accelerated to the third Business Day following the day on which the Index was discontinued or on such tenth day of non-publication, as applicable (the “Discontinuance Date”), and the Payment at Maturity will be determined by the Calculation Agent in its sole discretion based on the fair market value of the Buffered PLUS on the Discontinuance Date less the reasonable costs incurred by Morgan Stanley or any of its affiliates in unwinding any related hedging arrangements.

If the method of calculating the Index or a Successor Index is modified by such index’s publisher so that the value of such index is a fraction of what it would have been if it had not been modified, and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such Index in order to arrive at a value of such Index or Successor Index as if it had not been modified.

Book Entry Note or Certificated Note
Book Entry.  The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Buffered PLUS.  Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Form of Securities—Global Securities—

Registered Global Securities—The Depositary” and “—The Depositary” in the accompanying prospectus.
Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)
Calculation Agent	Morgan Stanley Capital Group Inc. and it’s successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value and the Final Average Index Value.  See “—Discontinuance of the Index; Alteration of Method of Calculation.”  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Buffered PLUS shall have occurred and be continuing, the amount declared due and payable per Buffered PLUS upon any acceleration of the Buffered PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Index Value on the date of such acceleration were the Index Value for any Determination Date scheduled to occur on or after the date of such acceleration.

If the maturity of the Buffered PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the

Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.
Index Publisher	The Baltic Exchange, or any successor publisher of the Index.
The Index	The Baltic Dry Index

We have derived all information contained in this pricing supplement regarding the Baltic Dry Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Baltic Exchange.  The Baltic Dry Index was developed by the Baltic Exchange and is calculated, maintained and published by the Baltic Exchange.  We make no representation or warranty as to the accuracy or completeness of such information.

The Index is a leading indicator of the global dry cargo freight market, designed to measure changes in the cost of transporting dry bulk material such as grain, coal, iron ore and industrial metals by sea.  The Index is an equally-weighted composite index of four sub-indices devoted to different sizes of dry bulk carriers (Baltic Capesize Index, Baltic Panamax Index, Baltic Supramax Index and Baltic Handysize Index), which together cover approximately 30 shipping routes measured on a timecharter ($/day) or voyage ($/tonne) basis.  The Index was first published on November 1, 1999 as the successor to the Baltic Freight Index which commenced publication on January 4, 1985.  You can obtain the level of the Baltic Dry Index on the Bloomberg website at http://quote.bloomberg.com/apps/quote?ticker=bdiy&exch=IND&x=15&y=11. The Bloomberg website is being provided for reference purposes only.  The level of the Index will be determined for purposes of this pricing supplement based on the prices published by the Baltic Exchange, the publisher of the Index.

The Baltic Exchange is a global marketplace of shipbrokers, ship owners and charterers, based in London, England.  The Baltic Exchange provides freight indices and route assessments and also operates as a maker of markets in freight derivatives, specifically a type of forward contract known as forward freight agreements (FFAs) that are traded over the counter.  The Freight Indices and Futures Committee (FIFC) at the Baltic Exchange is responsible for production of the Index and other freight indices published by the Baltic Exchange, utilizing the professional assessments made by a panel of reporting shipbrokers on the prevailing open market levels.  In compiling any of the sub-indices, the FIFC selects the component routes and determines their weightings with a goal of producing a weighted basket of routes which is as representative as possible of the world’s principal bulk cargo trades for that sub-index.  The daily level of the sub-index is based on the average assessment made by all reporting panelists of the current market rate with respect to each route included in the sub-index and the applicable weighting for such route.

The publication of the Index and other freight indices of the Baltic Exchange is governed by the following rules.
Publication

The component sub-indices of the Index and the Index will normally be published by the Baltic Exchange at approximately 1 p.m. London time on each business day.  The Baltic Exchange may delay or cancel publication of the indices and routes if considered necessary or desirable.  The Baltic Exchange provides route and index data only if it is fully satisfied that sufficient assessments from an adequate quorum of its reporting panelists have been received.  If there are not sufficient panelists able or willing to report their assessments on any route or index then the Baltic Exchange has the right not to report on that day or any subsequent days until an adequate quorum has been assembled.

The Panel

The Baltic Exchange appoints a panel of shipbroker companies from its members.  The Baltic Exchange may change the number of panelists and the composition of the panel at any time but aims to have panels consisting of at least seven panelists per index.  As of July 2007, the number of panelists on each of the four sub-indices of the Index ranges from 12 to 22.

The Routes

The Baltic Exchange has the right to decide which routes are to be included and may alter the composition of the routes from time to time.  Since September 2002, all panelists’ returns have been included in establishing the average assessment on dry routes.  Prior to that date, both the highest and lowest returns were excluded.

Weightings
The Baltic Exchange from time to time decides the weighting applied to any route for the purpose of ascertaining its contribution to an index.
Weighting Factors

For the purpose of calculating the indices, the average rate for each route will be multiplied by the weighting factor for that route.  The weighting factor for each route is ascertained by the Baltic Exchange and may be adjusted by the Baltic Exchange to take account of alterations to routes or route weightings.

Alterations to the Indices
No more than one route will be removed from an index at any one time. If a route is removed, one or more routes may be substituted for it.

The weighting of an existing route will not be altered by more than an amount equal to 25% of its existing weighting or 2.5% of the index at the date of the decision to make the alteration, whichever is the larger. No such limitation will apply to routes that are removed from or added to an index.

Any one alteration to an index will not result in an adjustment of more than 5% in the regional or commodity composition of a given index.  The meaning of “region” and “commodity” for this purpose will be in the absolute discretion of the Baltic Exchange.

When an alteration is made, a revised set of weighting factors will be applied to the routes, so that the new index will have the same level as the old index at the date of the alteration.
The dry cargo freight market is sensitive to a variety of external variables, the most important of which include the following:

•  Fleet supply:  The number and types of ships available have a significant impact on the dry cargo freight market.  The recent short supply of bulk ships, even as compared to oil tankers or container ships, has driven up the dry bulk cargo rates.

•  Commodity demand:  The level of industrial production significantly affects the dry cargo freight market.  The pace of industrial development in China, India and other developing countries has compelled those countries to look farther for resources.

•  Seasonal pressures:  The weather has a meaningful impact on the dry cargo freight market, from the size of agricultural harvests to river levels or presence of ice in ports that can cause delays.

•  Fuel prices:  With bunker fuel accounting for between one quarter and one third of the cost of operating a vessel, oil price movements significantly affect the dry cargo freight market.

The Buffered PLUS are not sponsored, endorsed, sold or promoted by The Baltic Exchange.  The Baltic Exchange makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. The Baltic Exchange will not accept any liability for any loss incurred in any way whatsoever by any person who seeks to rely on the information contained herein.

Historical Information
The following table sets forth the published high and low Index Values, as well as end-of-quarter Index Values, for each quarter in the period from January 1, 2003 through January 28, 2008.  The Index Value on January 28, 2008 was 5,692.00.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Determination Dates.

Baltic Dry Index	High	Low	Period End
2003
First Quarter	1,940.00	1,530.00	1,939.00
Second Quarter	2,337.00	1,943.00	2,125.00

Baltic Dry Index	High	Low	Period End
2003
Third Quarter	2,993.00	2,123.00	2,993.00
Fourth Quarter	4,765.00	3,138.00	4,765.00
2004
First Quarter	5,681.00	4,757.00	4,822.00
Second Quarter	4,763.00	2,622.00	3,005.00
Third Quarter	4,233.00	3,115.00	4,105.00
Fourth Quarter	6,208.00	4,112.00	4,598.00
2005
First Quarter	4,880.00	4,175.00	4,637.00
Second Quarter	4,835.00	2,510.00	2,521.00
Third Quarter	3,073.00	1,747.00	2,907.00
Fourth Quarter	3,370.00	2,407.00	2,407.00
2006
First Quarter	2,798.00	2,033.00	2,496.00
Second Quarter	2,964.00	2,364.00	2,964.00
Third Quarter	4,279.00	2,849.00	3,944.00
Fourth Quarter	4,407.00	3,931.00	4,397.00
2007
First Quarter	5,388.00	4,219.00	5,388.00
Second Quarter	6,688.00	5,254.00	6,278.00
Third Quarter	9,474.00	6,201.00	9,474.00
Fourth Quarter	11,039.00	9,143.00	9,143.00
2008
First Quarter (through January 28, 2008)	8,891.00	5,692.00	5,692.00

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.  The original issue price of the Buffered PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in option contracts on the Index. Such purchase activity could potentially increase the value of the Index and, accordingly, potentially increase the Initial Index Value, and, therefore, the value at which the Index must close before you would receive at maturity an amount in U.S. dollars worth as much as or more than the stated principal amount of the Buffered PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS by purchasing and selling options on the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Buffered PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Buffered PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of     % per Buffered PLUS to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the Buffered PLUS against payment therefor in New York, New York on February   , 2008, which will be the fifth scheduled Business Day following the pricing of the Buffered PLUS.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Buffered PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS.  Specifically, the Agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered PLUS, for its own account.  The Agent must close out any naked short position by purchasing the Buffered PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Buffered PLUS or the futures contracts underlying the Index in the open market to stabilize the price of the Buffered PLUS.  Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market levels or prevent or retard a decline in the market price of the Buffered PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Buffered PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Buffered PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
ERISA Matters for Pension Plans and
Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the

Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Buffered PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Buffered PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Buffered PLUS.  This discussion only applies to initial investors in the Buffered PLUS who:

• purchase the Buffered PLUS at their “issue price”; and
• will hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers in securities, commodities, or foreign currencies;

•  investors holding the Buffered PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Buffered PLUS as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Buffered PLUS is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Buffered PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the Buffered PLUS should be treated as asingle financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS (including alternative characterizations of the Buffered PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Buffered PLUS described above.

Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Buffered PLUS
Assuming the characterization of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS.  Upon a sale or exchange of the Buffered PLUS, or upon settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged, or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper characterization and treatment of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Buffered PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Buffered PLUS, other alternative federal income tax characterizations or treatments of the Buffered PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Buffered PLUS.  It is possible, for example, that a Buffered PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Accordingly, prospective investors are urged to consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Buffered PLUS and the proceeds from a sale or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Buffered PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a Buffered PLUS

In general.  Assuming the characterization of the Buffered PLUS as set forth above is respected, a Non-U.S. Holder of the Buffered PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS.  If all or any portion of a Buffered PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered PLUS (or a financial institution holding the Buffered PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the notice described in “Certain U.S. Federal Income Tax Consequences – Possible Alternative Tax Treatments of an Investment in the PLUS” is the degree, if any, to which any income with respect to instruments such as the Buffered PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered PLUS, possibly on a retroactive basis.  Accordingly, prospective investors are urged to consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.